UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2011

IntelGenx Technologies Corp.
(Exact name of registrant as specified in charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization)		Identification No.)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

On June 3, 2011, IntelGenx Technologies Corp. (the “Company”) entered into a definitive securities purchase agreement (the “Purchase Agreement”) with certain accredited and institutional investors (collectively, the “Investors”) for the issuance and sale in a private placement transaction (the “US Private Offering”) of 2,582,536 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the "Common Stock") at a per share purchase price of $0.67, and three-year warrants (the "Warrants") to purchase up to 1,291,268 shares of Common Stock at an exercise price of $0.74 per share, for aggregate gross proceeds of approximately $1.6 million. The number of shares of Common Stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Closing Date.

In addition, the Company intends to enter into a definitive subscription agreement solely with Canadian investors for the issuance and sale in a concurrent private placement transaction (the “Canadian Private Offering”) of up to an additional $1.5 million in Shares and Warrants under the same terms and conditions as the US Private Offering.

The US and Canadian Private Offerings are expected to close on or about June 17, 2011 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

The Company expects to receive aggregate gross proceeds from the US and Canadian Private Offerings of up to approximately $3 million, before deducting offering expenses. The Company intends to use the net proceeds from the sale of the Shares and Warrants pursuant to the US and Canadian Private Offerings for general corporate purposes.

In connection with the US Private Offering, on June 3, 2011, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) under which the Company is obligated to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the Shares and the shares of Common Stock issuable upon exercise of the Warrants for resale by the Investors on or prior to 20 days after the Closing Date (the “Filing Date”). In addition, the Company agreed to use its best efforts to cause the SEC to declare the Registration Statement effective by no later than 110 days following the Closing Date. The Company shall also register the Shares and Warrants to be issued pursuant to the Canadian Private Offering for resale by the Canadian investors on the Registration Statement.

On the Closing Date, the Company shall pay/issue to the placement agent (i) cash commissions in the amount of 7% of the aggregate gross proceeds received by the Company in the US Private Offering; and (ii) warrants (the “Placement Agent Warrants”) to purchase such number of shares of Common Stock that are equal to 7% of the amount of Shares sold in the US Private Offering. The Company may enter into a similar commission arrangement with one or more agents in connection with the Canadian Private Offering.

The foregoing is a summary of certain material terms and conditions of the Purchase Agreement, the Warrants, and the Registration Rights Agreement, and not a complete discussion of such agreements. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Form of Warrant, Form of Securities Purchase Agreement and Form of Registration Rights Agreement attached to this Current Report on Form 8-K in Exhibits 4.1, 10.1 and 10.2, respectively, and incorporated herein by reference.

On June 3, 2011, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference. On the Closing Date, the Company’s issuance of the Shares, Warrants and Placement Agent Warrants will be made in reliance upon the exemption from registration for non-public offerings under §4(2) of the Securities Act of 1933, as amended.

Item 9.01     Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit
Number	Description
4.1	Form of Warrant.
10.1	Form of Securities Purchase Agreement.
10.2	Form of Registration Rights Agreement.
99.1	Press Release of IntelGenx Technologies Corp. dated as of June 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.
(Registrant)

By: /s/ Horst Zerbe ____________
     Name: Horst G. Zerbe
     Title: President and Chief Executive Officer

Date: June 3, 2011